Exhibit 99 (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated February 24, 2006 on the financial statements and financial highlights of The Needham Funds, Inc. (the “Funds) (comprising Needham Growth Fund, Needham Aggressive Growth Fund, and Needham Small Cap Growth Fund), in Post-Effective Amendment Number 18 to the Registration Statement (Form N-1A, No. 33-98310), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission.

Columbus, Ohio

April 26, 2006